Exhibit 99.1

Kevin Kessel
Vice President, Investor Relations
1-408-576-7985
kevin.kessel@flextronics.com

Renee Brotherton
Vice President, Corporate Communications
1-408-576-7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES BOARD OF DIRECTORS AUTHORIZATION FOR UP TO
$200 MILLION SHARE REPURCHASE

May 28, 2010— Flextronics (NASDAQ: FLEX) announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s outstanding ordinary shares. This authorization is in support of the current shareholder authorization for the repurchase of up to 10% of outstanding ordinary shares.

Share repurchases, if any, will be made in the open market at such times and in such amounts as management deems appropriate. The Company intends to effect any share purchases in compliance with SEC Rule 10b-18. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.